Exhibit 10.3

TAX SEPARATION AGREEMENT
THIS TAX SEPARATION AGREEMENT (this “Agreement”) is entered into as of February 12, 2014 between SPECTRUM GROUP INTERNATIONAL, INC., a Delaware corporation (“SGI”), and A-MARK PRECIOUS METALS, INC., a New     York corporation and wholly owned subsidiary of SGI (“AMPMI,” and together with SGI, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, by and between SGI and AMPMI (the “Separation Agreement”).
RECITALS
    WHEREAS, SGI is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that has filed consolidated federal income tax returns;
WHEREAS, AMPMI is a wholly owned subsidiary of SGI;
WHEREAS, on the Distribution Date at the Effective Time, SGI will distribute all of the issued and outstanding shares of AMPMI Common Stock pro rata to holders of SGI Common Stock (the “Distribution”);
WHEREAS, the Parties intend that the Distribution shall qualify as tax-free to SGI under Section 355(c) of the Code and tax-free to the holders of the SGI Common Stock under Section 355(a) of the Code (the “Distribution Tax Treatment”);
WHEREAS, after the Distribution AMPMI will not be a member of SGI’s affiliated group of corporations for federal income tax purposes;
WHEREAS, the Parties desire to set forth their rights and obligations with respect to handling and allocating Taxes (as defined herein) due for periods before and after the Distribution Date;
    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I. DEFINITIONS
1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Active Business” means the business(es) conducted by each of the Parties or their Affiliates as of the Distribution Date and relied upon to satisfy the active trade or business requirement under section 355 of the Code..

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AMPMI” has the meaning set forth in the preamble to this Agreement.

“AMPMI Group” means AMPMI and its Subsidiaries,
“AMPMI Indemnitees” has the meaning set forth in Section 4.01(a).
“AMPMI Separate Tax Returns” means Tax Returns that include AMPMI or one or more members of the AMPMI Group but that do not include members of the SGI Group.
“AMPMI Taxes” has the meaning set forth in Section 2.03(a).
“Ancillary Agreements” has meaning set forth in the Separation Agreement together with the Separation Agreement.
“Code” has the meaning set forth in the recitals.
“Dispute” has the meaning set forth in Article IX.
“Distribution” has the meaning set forth in the recitals.
“Distribution Date” has meaning set forth in the Separation Agreement.
“Distribution Tax Treatment” has the meaning set forth in the recitals.
“Distribution Taxes” means any and all Taxes required to be paid by or imposed on a Party or any of its Affiliates resulting from, or directly arising in connection with, the failure of the Distribution to qualify for the Distribution Tax Treatment.
“Effective Time” means 11:59 p.m. EDT on the Distribution Date.
“Final Determination” means a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax law.
“Parties” has the meaning set forth in the preamble to this Agreement.

“Post-Distribution Ruling” has the meaning set forth in Section 3.01.
“Post-Distribution Tax Period” means a Taxable period beginning and ending after the Distribution Date.
“Post-Distribution Tax Returns” means all Tax Returns required to be filed by a Party or its Subsidiaries for a Post-Distribution Tax Period.
“Pre-Distribution Tax Period” means any taxable period beginning and ending on or before the Distribution Date.
“Pre-Distribution Tax Returns” means all Tax Returns required to be filed by a Party or its Subsidiaries for a Pre-Distribution Tax Period.
“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, arrangement, or substantial negotiations within the meaning of Section 355(e) of the Code and the Treasury Regulations thereunder, to enter into a transaction or series of related transactions), including, inter alia, a merger and a change in a certificate of incorporation, as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from any of the Parties or any of their Subsidiaries (or any successor thereto) and/or one or more holders of their stock, respectively, any amount of stock of any of the Parties or their Subsidiaries, as the case may be, that would, when combined with any other changes in ownership of the stock of such Party or their Subsidiaries, comprise more than thirty-five percent (35%) of (a) the value of all outstanding stock of such Party or their Subsidiaries as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding stock of such Party or their Subsidiaries as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization or other action resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations thereunder and shall be interpreted accordingly by the Parties in good faith.
“Remitting Party” has the meaning set forth in Section 2.02.
“Requesting Party” has the meaning set forth in Section 3.01.
“Responsible Party” has the meaning set forth in Section 2.02.
“Restricted Period” means the period beginning on the Distribution Date and ending on the twenty five (25) month anniversary thereof.
“Reverse Stock Split” means the reverse stock split contemplated to be undertaken by SGI following the Distribution.
“Separation Agreement” has the meaning set forth in the preamble to this Agreement.
     “SGI” has the meaning set forth in the preamble to this Agreement.

“SGI Filed Tax Return” means all (i) Pre-Distribution Tax Returns, (ii) Straddle Tax Returns, other than Straddle Tax Returns that are AMPMI Separate Tax Returns and that are required to be filed after the Distribution Date and (iii) Post-Distribution Tax Returns, other than Post-Distribution Tax Returns that are AMPMI Separate Tax Returns.
“SGI Group” means SGI and its Subsidiaries, other than members of the AMPMI Group.
“SGI Indemnitees” has the meaning set forth in Section 4.01(b).
     “SGI Taxes” has the meaning set forth in Section 2.03(b).
“Straddle Period” means a Taxable period beginning before and ending after the Distribution Date.
“Straddle Tax Returns” means all Tax Returns required to be filed by a Party or its Subsidiaries for a Straddle Period.
“Tax” or “Taxes” means (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Taxing Authority, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary or similar group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Advisor” has the meaning set forth in Section 9.01.

“Tax Attributes” mean for U.S. federal, state, local, and non-U.S. Income Tax purposes, earnings and profits, tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods,, or similar Tax items determined under applicable Tax law.

“Tax Contest” has the meaning set forth in Section 5.01.

“Tax Information Packages” means any information relating to AMPMI or the AMPMI Group required in order to prepare and file any SGI Filed Tax Return.

“Tax Opinion” means the Tax opinion that is a condition to the consummation of the Separation Agreement.

“Tax Representation Letter” means any letter containing representations and covenants delivered by the Parties or their Affiliates in connection with the Tax Opinion.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Tax Sharing Agreement” means that certain Tax Sharing Agreement dated June 23, 2011, between SGI and AMPMI.
“Taxing Authority” means any governmental authority (whether United States or foreign, and including any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“Unqualified Tax Opinion” means an unqualified reasoned “will” opinion, which opinion is reasonably acceptable to each of the Parties and upon which each of the Parties may rely to confirm that a transaction (or transactions) will not result in Distribution Taxes. For purposes of this definition, an opinion is reasoned if it describes the reasons for the conclusions, including the facts and analysis supporting the conclusions.
1.02 References; Interpretations. References in this Agreement to the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules and Exhibits hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word “including” and words of similar import when used in this

Agreement (or the applicable Ancillary Agreement) means “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.
ARTICLE II. TAX RETURNS AND TAX PAYMENTS
2.01 Obligations to File Tax Returns.
(a)     To the extent not previously filed, SGI shall have the responsibility for the preparation and filing of all SGI Filed Tax Returns; provided, however, that all SGI Filed Tax Returns that include the AMPMI Group shall be (i) prepared on a basis that is consistent with the Distribution Tax Treatment, (ii) consistent with past practices of the Parties, and (iii) to the extent consistent with clause (i), that minimizes the overall amount of Taxes due and payable on such Tax Returns by the Parties, who shall cooperate in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which the Tax Returns are filed. AMPMI shall prepare and deliver to SGI no later than 30 days before an SGI Filed Tax Return is due Tax Information Packages for such SGI Filed Tax Return. SGI shall be responsible for the costs and expenses associated with such preparation and filing.
(b)    AMPMI, at its own cost and expense, shall have the responsibility for the preparation and filing of all AMPMI Separate Tax Returns that are not SGI Filed Tax Returns.
(c)    SGI shall provide to AMPMI sufficiently in advance of the due date for the filing thereof, and AMPMI shall have a reasonable opportunity to review and comment on, any SGI Filed Tax Returns (or the relevant portion thereof) to the extent that AMPMI is responsible for the portion of the Taxes reported thereon pursuant to Section 2.03 or that could impact the Tax Attributes allocable to AMPMI pursuant to Section 8.01.
(c)    AMPMI hereby irrevocably authorizes and designates SGI as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any SGI Filed Tax Return and, except as otherwise provided herein, for the purpose of making payments to, or collecting refunds from, any Taxing Authority in respect of a SGI Filed Tax Return..
2.02 Obligation to Remit Taxes. SGI and AMPMI shall each remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any Tax Return that such Party is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such Party to any Taxing Authority). In the case of any Tax (or portion thereof) required to be remitted by one Party pursuant to this Section 2.02 (the “Remitting Party”) as to which the other Party is responsible pursuant to Section 2.03 (the “Responsible Party”), the Responsible Party shall pay the amount of such Tax to the Remitting Party at least two (2) Business Days before payment of the relevant amount is required to be remitted to a Taxing Authority or, if later, within five Business Days after a request for payment is made by the Remitting Party.
2.03 Tax Payment Obligations and Prior Agreements.
(a)    AMPMI shall be responsible for the payment of (and shall be entitled to any refund of or credit for) all Taxes (other than Taxes described in Section 4.01(a)(ii))  that are attributable to AMPMI or one or more members of the AMPMI Group for any taxable period, provided, however, that (x) the determination of any such Taxes for any Pre-Distribution Period shall be made by treating AMPMI or one or more members of the AMPMI Group, as applicable, as a stand-alone corporation (or group that does not include the SGI Group), using methods and conventions consistent with past practices and the Tax Sharing Agreement, (y) such Taxes shall not include any Taxes incurred by either Party in connection with the

Distribution, including Distribution Taxes, and (z) the determination of such Taxes shall take into account any available Tax attributes attributable to AMPMI or the applicable members of the AMPMI Group (collectively, “AMPMI Taxes”).
(b)    SGI shall be responsible for the payment of (and shall be entitled to any refund of or credit for) all Taxes that are attributable to SGI or one or more members of the SGI Group, other than AMPMI Taxes (collectively, “SGI Taxes”).
(c)    If, prior to the Distribution, a deposit (including a payment of estimated Taxes) was made by a Party with respect to any Tax for which such Party is responsible under this Agreement, such deposit shall be credited to such Party and such Party shall be liable only for the amount of such Tax ultimately due in excess of the applicable deposit. To the extent the amount of such deposit exceeds the amount of Tax attributable to such deposit that is ultimately due, then such excess shall be paid to and retained by the Party that made the deposit. If, prior to the Distribution, a deposit (including a payment of estimated Taxes) was made by a Party with respect to any Tax for which the other Party is responsible under this Agreement, such deposit shall be credited against the amount owed by such other Party pursuant to this Section 2.03 and such Party shall be liable for the full amount of such Tax ultimately due. To the extent the amount of such deposit exceeds the amount of Tax attributable to such deposit that is ultimately due, then such excess shall be paid to and retained by the Party that made the deposit.
(d)    Refunds (or reductions in Tax in lieu of a refund) received and the amount of credits claimed by one Party with respect to Taxes for which the other Party is responsible under this Agreement shall be remitted to such other Party within five days after the first Party receives such refund or files the Tax Return claiming such refund (or reduction in Tax) or credit, as applicable. In the event that any such refund is subsequently required to be returned to the Taxing Authority or the credit (or reduction in Tax) is subsequently reduced as a result of any adjustment required by any Taxing Authority, such other Party shall pay the amount of such returned refund or such reduction to the first Party within five days of receiving notice thereof from the first Party.

(e)    At AMPMI ’s request, SGI shall, at AMPMI ’s expense, use its reasonable best efforts to obtain any refund or credit of a Tax or item included in a SGI Filed Tax Return to which AMPMI is entitled pursuant to this Agreement, including through filing appropriate forms with the applicable Taxing Authority; provided that SGI shall not be required to comply with such request if SGI reasonably determines that attempting to obtain such refund or credit will have a material adverse impact on SGI.

(f)    To the extent permitted by applicable law, AMPMI shall (or shall cause or permit the members of the AMPMI Group to) elect to relinquish any carryback of a Tax Attribute to any Pre-Closing Tax Period. No Party shall be obligated to compensate any other Party for the carryforward of Tax Attributes from a Pre-Closing Tax Period to a Post-Closing Tax Period or for the carryback of Tax Attributes from a Post-Closing Tax Period to a Pre-Closing Tax Period.

(g)    The Tax Sharing Agreement and any similar agreement, if any, shall be terminated as of the Distribution Date, and neither party shall have any continuing rights or obligations thereunder.

2.04 Amended Returns.

(a)    AMPMI shall not file any amended SGI Filed Tax Return.

(b)    SGI, after consultation with AMPMI, may amend a SGI Filed Tax Return that includes AMPMI or one or more members of the AMPMI Group: (i) to the extent required by any Taxing Authority or (ii) if the amendment is prepared in a manner consistent with past practices of the Parties, does not affect the

Distribution Tax Treatment, does not increase any AMPMI Tax, unless AMPMI has consented to the filing of such amended SGI Filed Tax Return, or otherwise give rise to indemnification pursuant to Section 4.01(b).

ARTICLE III. COVENANTS
    3.01 Covenants. Notwithstanding anything else to the contrary contained in this Agreement or any other agreement, during the Restricted Period, no Party shall:
(a) enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or allow any Proposed Acquisition Transaction to occur, with respect to any of the Parties or their Subsidiaries;
(b) liquidate or partially liquidate; or approve or allow any liquidation, or partial liquidation of any of the Parties or their Subsidiaries;
(c) approve or allow the discontinuance, cessation, or sale or other transfer (to an Affiliate or otherwise) of, or a material change in, any Active Business;
(d) sell or otherwise dispose of more than thirty-five percent (35%) of its gross assets, or approve or allow the sale or other disposition (to an Affiliate or otherwise) of more than thirty-five percent (35%) of the consolidated gross assets of any of the Parties or their Subsidiaries (in each case, excluding sales in the ordinary course of business);
(e) purchase, directly or through any Affiliate, any of its outstanding stock after the Distribution, other than (i) through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 on Revenue Procedure 96-30) or (ii) in connection with the Reverse Stock Split;
(f) approve or allow payment of an extraordinary distribution by any of the Parties, or a redemption of shares of any of the Parties, other than in connection with the Reverse Stock Split;
(g) take any action or fail to take any action, or permit any of its Affiliates to take any action or fail to take any action, that is inconsistent with any representation or covenant made in the Tax Representation Letters, or that is inconsistent with the Tax Opinion; or
(h) take any action or permit any of its Affiliates to take any action that, in the aggregate (taking into account other transactions described in this Section 3.01) would be reasonably likely to jeopardize the Distribution Tax Treatment; provided, however, that a Party (the “Requesting Party”) shall be permitted to take such action or one or more actions set forth in the foregoing clauses (a) through (g) if, prior to taking any such actions: (1) the Requesting Party shall have received a favorable private letter ruling from the IRS, or a ruling from another Taxing Authority (a “Post-Distribution Ruling”), in form and substance reasonably satisfactory to the non-Requesting Party that confirms that such action or actions will not result in U.S. federal or state Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate, (2) the Requesting Party shall have received an Unqualified Tax Opinion with respect to such actions and any other relevant transactions in the aggregate; or (3) such Requesting Party shall have received a written statement from the non-Requesting Party that waives the requirement to obtain a Post-Distribution Ruling or Unqualified Tax Opinion described in this paragraph. The non-Requesting Party’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. Each Party shall bear its own costs and expenses in connection with securing or evaluating any such Post-Distribution Ruling or Unqualified Tax Opinion.

ARTICLE IV. INDEMNITY OBLIGATIONS AND PAYMENTS

4.01 Indemnity Obligations.

(a)    SGI shall indemnify and hold harmless the AMPMI Group, and their directors, officers and employees (collectively, the “AMPMI Indemnitees”) from and against, and will reimburse the AMPMI Indemnitees for (i) all SGI Taxes and (ii) all Taxes, Liabilities and related losses arising out of, based upon or relating or attributable to any breach of or inaccuracy in any representation, covenant or obligation of SGI under this Agreement.

      (b)    AMPMI shall indemnify and hold harmless the SGI Group, and their directors, officers and employees (collectively, the “SGI Indemnitees”) from and against, and will reimburse the SGI Indemnitees for (i) all AMPMI Taxes and (ii) all Taxes, Liabilities and related losses arising out of, based upon or relating or attributable to any breach of or inaccuracy in any representation, covenant or obligation of AMPMI under this Agreement.

4.02 Notice. The Parties shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.

4.03 Treatment of Payments. The Parties agree that any payment made between the Parties pursuant to this Agreement or the Ancillary Agreements shall be treated, to the extent permitted by law, for all Tax purposes as a nontaxable payment (i.e., a distribution or a capital contribution) made immediately prior to the Distribution.
ARTICLE V. TAX CONTESTS
5.01 Notice. SGI shall promptly notify AMPMI in writing upon receipt by SGI or any of its Affiliates written communication from any Taxing Authority with respect to any pending or threatened audit, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which AMPMI may be liable under this Agreement. AMPMI shall promptly notify SGI in writing upon receipt by AMPMI or any of its Affiliates of a written communication from any Taxing Authority with respect to any Tax Contest concerning any Taxes for which SGI may be liable under this Agreement.
5.02 Control of Contests By SGI. SGI shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving (i) any SGI Filed Tax Return other than an AMPMI Separate Tax Return, or (ii)  the Distribution or any transaction associated therewith as described in the Separation Agreement. Subject to SGI’s control right, upon request by AMPMI, AMPMI shall, at AMPMI’s expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of AMPMI under this Agreement or that relates to the Distribution Tax Treatment, and SGI shall not settle any such Tax Contest without the consent of AMPMI, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything else to the contrary contained herein, in the case of any such Tax Contest relating to the Distribution Tax Treatment, absent a settlement of such Tax Contest pursuant to the preceding sentence, SGI shall be required to exhaust all administrative remedies available with respect to such Tax Contest.
    5.03 Control of Contests By AMPMI. AMPMI shall have the full responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any AMPMI Separate Tax Return.
ARTICLE VI. COOPERATION
6.01 General. Each Party shall fully cooperate with the other Party in connection with the preparation and filing of any Tax Return, the determination of the amount of Taxes attributable to AMPMI or one or more members of the AMPMI Group pursuant to Section 2.03(a), the determination of Tax Attributes pursuant to Section 8.01 and the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

     6.02 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the allocation of Taxes between SGI and AMPMI as set forth in this Agreement or (b) the Distribution Tax Treatment.

ARTICLE VII. RETENTION OF RECORDS; ACCESS
7.01 Retention of Records; Access. For so long as the contents thereof may become material in the administration of any matter under applicable Tax law, but in any event until the later of (i) the expiration of any applicable statute of limitation and (ii) seven years after the Distribution Date, the Parties shall (a) retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of either SGI or AMPMI for any Pre-Distribution Period or any Straddle Period or for any Tax Contests relating to such Tax Returns, and (b) give to the other Party reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (ensuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. At any time after the Distribution Date that a Party proposes to destroy such material or information, it shall first notify the other Party in writing and the other Party shall be entitled to receive such materials or information proposed to be destroyed.
ARTICLE VIII. TAX ATTRIBUTES
8.01 Allocation of Tax Attributes. The Parties shall cooperate with each other in determining the existence and the amount of the Tax Attributes to which it is entitled after the Effective Time; provided, however, that such determination shall be made in a manner that is (a) reasonably consistent with the past practices of the Parties; (b) in accordance with the rules prescribed by applicable Law, including the Code and the Treasury Regulations; (c) consistent the Tax Representation Letters and the Tax Opinion; and (d) to the extent possible and not in conflict with clauses (a)-(c) above, reasonably determined to minimize the aggregate cash Tax liability of the Parties.
ARTICLE IX. DISPUTE RESOLUTION
     9.01 Dispute Resolution. The Parties shall attempt in good faith to resolve any disagreement arising under this Agreement, including any dispute in connection with a claim by a third party (other than a Taxing Authority) (a “Dispute”). Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business. If such a Dispute is not resolved within sixty (60) days following the date on which one Party gives such notice, the Parties shall jointly retain a nationally recognized law or accounting firm, reasonably acceptable to the Parties (the “Tax Advisor”), to act as an arbitrator in order to resolve the Dispute. The Tax Advisor’s determination as to any Dispute shall be made in accordance with the terms of this Agreement and shall be final and binding on the Parties and not subject to collateral attack for any reason (other than manifest error). All fees and expenses of the Tax Advisor shall be shared equally by SGI, on the one hand, and AMPMI, on the other hand.
ARTICLE X.   MISCELLANEOUS PROVISIONS
10.01 Governing Law. This Agreement, except as expressly provided herein, shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.
10.02 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.
      10.03 Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).
10.04 Addresses and Notices. Each Party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the Party to be notified, at the address set forth below or another address of which the sending Party has been notified in accordance with this Section 10.04 as follows: (w) personal delivery; (x) facsimile or telecopy transmission with a reasonable method of confirming transmission; (y) commercial overnight courier with a reasonable method of confirming delivery; or (z) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a Party is effective for purposes of this Agreement or any Ancillary Agreement only if given as provided in this Section 10.04 and will be deemed given on the date that the intended addressee actually receives the notice.

If to SGI: Spectrum Group International, Inc. 1063 McGaw Avenue Irvine, California 92614 Attn: CEO

If to AMPMI: A-Mark Precious Metals, Inc. 429 Santa Monica Boulevard, Suite 230 Santa Monica, California 90401 Attn: CEO

10.05 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement or any Ancillary Agreement without the written consent of the other Parties which consent may be withheld in such other Party's sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void.
10.06 Waivers of Default. The failure of either Party to require strict performance by the other Party of any provision in this Agreement, or to exercise any right or remedy under this Agreement will not waive or diminish such Party’s right to demand strict performance or exercise thereafter of that or any other provision, right or remedy hereof.
10.07 Invalidity of Provisions. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.
10.08 Complete Agreement. This Agreement contains the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, negotiations, discussions, writings, understandings, commitments and conversations pertaining thereto and there are no agreements or understandings between the Parties other than those set forth or referred to in this Agreement. In the event of any inconsistency between this Agreement and the Separation Agreement or any other agreements relating to the transactions contemplated by the Separation Agreement, the provisions of this Agreement shall control.
10.09 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any Party.
10.10 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

10.11 Setoff. All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

    10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement, and shall become effective when each counterpart has been signed by each of the Parties and delivered to the other Party.
10.13 No Third Party Rights. This Agreement is only intended to allocate the responsibility for certain Taxes between SGI and AMPMI and to address the other Tax matters stated herein. Nothing in this Agreement, express or implied, is intended or shall confer any right, benefit, claim or remedy of any nature whatsoever under or by reason of this Agreement upon any Person other than SGI and AMPMI . SGI and AMPMI acknowledge and agree that the respective rights of the SGI Indemnitees and the AMPMI Indemnitees expressly provided under this Agreement may only be enforced by SGI and AMPMI, respectively.
10.14 Separation Agreement. To the extent not inconsistent with any specific term of this Agreement, the provisions of the Separation Agreement shall apply in relevant part to this Agreement, including Sections 7.1 (Termination), 8.10 (Headings), 8.13 (Specific Performance), 8.14 (Amendments) and 8.15 (Waiver of Jury Trial).

SIGNED ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, each party has caused this Tax Separation Agreement to be executed on its behalf by a duly authorized officer effective as of the date first set forth above.

SPECTRUM GROUP INTERNATIONAL, INC.,	A-MARK PRECIOUS METALS, INC.,
a Delaware corporation	a Delaware corporation

By:	/S/ GREGORY N. ROBERTS	By:	/s/ DAVID MADGE

Name:	Gregory N. Roberts	Name:	David Madge
Title:	Chief Executive Officer	Title:	President